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                                Exhibit 23






Consent of Independent Auditors


The Board of Directors
Airgas, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-39433, 33-48388, 33-57893, 33-61301, 33-61899, 33-63201, 33-64633,
333-08113, 333-37863, 333-46739, 333-60995 and 333-61989) on Form S-3 and
(Nos. 33-21780, 33-25419, 33-33954, 33-64056, 33-64058, 33-64112, 33-64114,
333-28261, 333-42023 and 333-60999) on Form S-8 of Airgas, Inc. of our
report dated May 12, 1999, relating to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, and all related schedules, which report is included in the March 31, 1999, Annual Report on Form 10-K of Airgas, Inc.


KPMG LLP


Philadelphia, PA
June 10, 1999